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                                                                   Exhibit 10.25

September 28, 1999

Mr. Edward Lopez
2251 Carleton Street
Berkeley, CA 94704

Re: Employment Terms

Dear Edward:

Terayon Communication Systems ("Terayon", "The Company") is pleased to offer you the position of Vice President, General Counsel on the following terms.

You will work at 2952 Bunker Hill Lane in Santa Clara, California. Terayon may change your position, duties and work location from time to time as it deems necessary.

Your base compensation will be $195,000, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the standard Company benefits. Details about these benefit plans will be available for your review upon request. The Company may modify compensation and benefits from time to time as it deems necessary. You will be eligible to participate in Terayon's bonus plan.

Pursuant to Terayon's stock option plan and subject to the approval of Terayon's Board of Directors, you will receive an option to purchase 160,000 shares of Terayon's Common Stock. The exercise price per share of the stock granted subject to this option will be equal to the fair market value of Terayon's Common Stock on the date of grant as determined by the Board of Directors. This plan has a five (5) year vesting period.

As a Terayon employee, you will be expected to abide by Company rules and regulations and to sign and comply with a Proprietary Information and Inventions Agreement that prohibits unauthorized use or disclosure of proprietary information of Terayon.

Normal working hours are from 8:00am to 5:00pm, Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Terayon at any time and for any reason whatsoever simply by notifying Terayon. Likewise, Terayon may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a written format signed by the Chief Executive Officer or the President of Terayon.

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Edward Lopez
Employment Terms
September 28, 1999
Page 2

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it by September 28, 1999, if you wish to accept employment at Terayon under the terms described above. We would like you to start on October 1, 1999.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Zaki Rakib
Chief Executive Officer

ACCEPTED BY:

/s/ Edward Lopez                                     September 29, 1999
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Edward Lopez                                         Date